Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-283474 and No. 333-291561 on Form F-3 of our report dated February 20, 2026 relating to the financial statements of Triton International Limited, appearing in the Annual Report on Form 20-F of Triton International Limited for the year ended December 31, 2025.
/s/ DELOITTE & TOUCHE LLP

New York, New York
February 20, 2026